Exhibit 2.5

AMENDMENT NO. 4 TO THE AGREEMENT AND PLAN OF MERGER

                     This AMENDMENT NO. 4 (this “Amendment”) is made and entered into as of May 18, 2007 by and among FC-GEN ACQUISITION, INC., a Delaware corporation (“Parent”), GEN ACQUISITION CORP., a Pennsylvania corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and GENESIS HEALTHCARE CORPORATION, a Pennsylvania corporation (the “Company”), to amend that certain AGREEMENT AND PLAN OF MERGER, dated as of January 15, 2007, as amended as of January 25, 2007, April 19, 2007, and May 1, 2007, by and among Parent, Merger Sub and the Company (as amended hereby, and as it may have been and may be further amended from time to time, the “Merger Agreement”).

                     WHEREAS, Section 10.4 of the Merger Agreement provides for the amendment of the Merger Agreement in accordance with the terms set forth therein;

                     WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company to enter into this Amendment, (ii) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of the Merger Agreement, as amended by this Amendment, by the shareholders of the Company;

                     WHEREAS, the Board of Directors of Parent has approved this Amendment and declared it advisable for Parent to enter into this Amendment; and

                     WHEREAS, the parties hereto desire to amend the Merger Agreement as set forth below.

                     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto do hereby agree as follows:

1.   Merger Consideration.     Section 3.1(c) of the Merger Agreement is hereby amended by deleting the words:

“$65.25 in cash, without interest; provided, however, that if the Closing does not occur prior to July 31, 2007, the amount in cash each such Share shall be entitled to receive shall be increased by $0.01609 each day until the day the Closing occurs, beginning (and including) July 31, 2007 ($65.25 or such greater amount per Share as provided in this Section 3.1(c), the “Merger Consideration”). The Merger Consideration shall be payable to the holder of each Share”, and replacing such words with:

“$69.35 in cash, without interest; provided, however, that if the Closing does not occur prior to July 31, 2007, the amount in cash each such Share shall be entitled to receive shall be increased by the Specified Amount (as defined below) each day until the day the Closing occurs, beginning (and including) July 31, 2007 ($69.35 or such greater amount per Share as provided in this Section 3.1(c), the “Merger Consideration”). The term “Specified Amount” shall mean (i) on or after July 31, 2007 through and including August 31, 2007, $0.01710 or (ii) on or after September 1, 2007, $0.01900. The Merger Consideration shall be payable to the holder of each Share”.

2.   Amendment to Section 1.1.     The definition of “Termination Fee” set forth in Section 1.1 of the Merger Agreement is hereby amended by replacing the phrase “$15 million” therein by the phrase “$40 million.”

3.   Amendment to Section 4.16.     Section 4.16 of the Merger Agreement is hereby amended to add the following sentence at the end thereof:

“On May 18, 2007, Goldman, Sachs & Co. delivered to the Board of Directors of the Company an opinion to the effect that, as of May 18, 2007, the Merger Consideration to be received by holders of Shares pursuant to this Agreement (upon giving effect to Amendment No. 4 to the Merger Agreement) was fair, from a financial point of view, to such holders.”

4.   Amendments to Section 5.7.     Section 5.7 of the Merger Agreement is hereby amended by replacing the last sentence at the end of Section 5.7 with the following: “Notwithstanding the foregoing, the Equity Financing Commitment was amended as of April 19, 2007, May 1, 2007 and May 18, 2007 and the Guarantee was amended as of May 18, 2007, each such amendment with the consent of the Company.”

5.   Amendments to Section 9.2.

                        (a)       Section 9.2(b)(I) of the Merger Agreement is hereby amended by replacing the phrase “$15 million” occurring in the third sentence thereof with the phrase “$40 million”.

                        (b)       Section 9.2(b)(II) of the Merger Agreement is hereby amended by replacing the phrase “$15 million” occurring in the third sentence thereof with the phrase “$40 million”.

6.   Financing.

                        (a)       Parent has delivered to the Company the executed third amendment to the Equity Financing Commitment attached hereto as Annex A, and the Company hereby consents to such third amendment of the Equity Financing Commitment. The Equity Financing Commitment, as so amended, shall be deemed to be the “Equity Financing Commitment” referred to in the Merger Agreement and the commitment of the parties thereto to provide the amount of equity financing set forth therein to Parent shall be deemed to be the “Equity Financing” referred to in the Merger Agreement. For the avoidance of doubt, Sections 5.7 and 7.10(b) of the Merger Agreement shall apply mutatis mutandis to this Amendment, the Equity Financing Commitment and Equity Financing, and the Merger Agreement as amended by this Amendment.

                        (b)       Parent has delivered to the Company the executed amendment to the Guarantee attached hereto as Annex B, and the Company hereby consents to such amendment of the Guarantee. The Guarantee, as so amended, shall be deemed to be the “Guarantee” referred to in the Merger Agreement. For the avoidance of doubt, Sections 5.7, 9.2 and 10.11 of the Merger Agreement shall apply mutatis mutandis to this Amendment, the Guarantee, and the Merger Agreement as amended by this Amendment.

7.   Company Shareholder Meeting.     The parties hereto hereby acknowledge and agree that (a) the adjourned Company Shareholder Meeting shall be adjourned to May 30, 2007 and the Company shall cause the vote of the holders of shares of Common Stock on the adoption of the Merger Agreement to conclude at or prior to 5:00 p.m., Eastern Time, on May 30, 2007, (b) such adjournment is permitted under the Merger Agreement and shall not constitute a violation by the Company of any term of the Merger Agreement and (c) that the Company shall not, unless required by Law, postpone, reschedule or adjourn the Company Shareholder Meeting beyond May 30, 2007 without the prior written consent of Parent.

8.   Miscellaneous Provisions.

                        (a)       Definitions.     Unless otherwise specifically defined in this Amendment, each capitalized term used herein shall have the meaning assigned to such term in the Merger Agreement.

                        (b)       No Further Amendment.     Except as expressly amended hereby, the Merger Agreement is in all respects ratified and confirmed and all the terms, conditions, representations, warranties, covenants and provisions thereof shall remain in full force and effect in accordance with their respective terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Merger Agreement or any of the documents referred to therein or the Company Disclosure Letter or any of the documents referred to therein or otherwise affect or operate as a waiver or relinquishment of any of the rights of any party under any of them. Except as expressly amended hereby, this Amendment does not constitute a waiver of any condition or other provision of the Merger Agreement.

                        (c)       Effect of Amendment.     This Amendment shall form a part of the Merger Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to the Merger Agreement shall be deemed a reference to the Merger Agreement as amended hereby. The parties acknowledge and agree that the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled to enforce Sections 6 and 7 of this Amendment as if such Sections were set forth in full in the Merger Agreement.

                        (d)       Representations and Warranties of the Company.     The Company represents and warrants that (i) it has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by the Company of this Amendment have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings other than those previously taken or conducted on the part of the Company are necessary to approve and authorize this

Amendment; and (iii) the Board of Directors of the Company has (A) determined that it is in the best interests of the Company to enter into this Amendment, (B) approved the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated hereby, including the Merger, and (C) resolved to recommend adoption of the Merger Agreement, as amended, by the shareholders of the Company.

                        (e)       Representations and Warranties of Parent and Merger Sub.     Parent and Merger Sub represent and warrant that (i) each of Parent and Merger Sub has the corporate power and authority to execute and deliver this Amendment; (ii) the execution, delivery and performance by Parent and Merger Sub of this Amendment have been duly and validly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, including approval and authorization of the Merger and the other transactions contemplated hereby by the Boards of Directors or comparable governing body of each of Parent and Merger Sub, and (iii) no other corporate proceedings (including no shareholder action) other than those previously taken or conducted on the part of Parent and Merger Sub, as applicable, are necessary to approve and authorize this Amendment.

                        (f)       Governing Law.     This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without regard to conflict of laws principles).

                        (g)       Severability.     If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by virtue of any Law, or due to any public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect.

                        (h)       Counterparts.     This Amendment may be executed by facsimile signatures and in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                        (i)       Headings.     The descriptive headings in this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

                        (j)       Other Miscellaneous Terms.     The provisions of Article X (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

[Signature Page Follows]

                     IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

FC-GEN ACQUISITION, INC.

by /s/ Christopher M. Sertich
Name: Christopher M. Sertich
Title: President

GEN ACQUISITION CORP.

by /s/ Christopher M. Sertich
Name: Christopher M. Sertich
Title: President

GENESIS HEALTHCARE CORPORATION

by /s/ George V. Hager, Jr.
Name: George V. Hager, Jr.
Title: Chairman & Chief Executive Officer